                                                                                                                                                                                                    EXHIBIT 99.1

Jerrold J. Pellizzon	Phil Bourdillon/Gene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421	(310) 208-2550

CERADYNE, INC. IN COST CUTTING MEASURE
WILL CLOSE MANUFACTURING PLANT IN FRANCE

Costa Mesa, Calif.–May 19, 2009–Ceradyne, Inc. (Nasdaq: CRDN) announced today that, in accordance with the French legal process, its ESK Ceramics France subsidiary (“ESK France”) is presenting to the local employees’ representatives a plan for closing its manufacturing plant in Bazet, France, effective later this year. As a result, it is anticipated that ESK France will reduce its workforce by approximately 95 employees, primarily composed of manufacturing, production and additional support staff at the plant. This action is being implemented as a cost-cutting measure to elminate losses that were incurred at this facility due to the recent severe economic contraction and is consistent with Ceradyne’s ongoing objective to lower the costs of its manufacturing operations.

This manufacturing facility is an 88,000 square foot building owned by ESK France that has been used to support the production of various industrial ceramic products. Production of these products will be transferred to its German subsidiary, ESK Ceramics GmbH & Co. KG (“ESK Ceramics”) in Kempten, Germany.

Affected employees will be eligible for a severance package that includes severance pay, continuation of benefits and outplacement services. Pre-tax charges relating to this corporate restructuring will also include various other costs to close the plant. The total pre-tax charges are estimated to be in the range of approximately $11.0 to $13.0 million, including non-cash pre-tax charges of approximately $2.2 million relating primarily to assets that will be written off or disposed of in connection with the closure of the facility. The majority of these pre-tax charges will be accrued during the second quarter of 2009. Although discussed in the April 28, 2009 teleconference, these non-recurring pre-tax charges were not included in the updated earnings guidance provided during that teleconference.

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented: “The contributions made by all members of the team at Bazet are sincerely appreciated. This strategic decision was difficult but necessary to ensure that ESK Ceramics in Germany focuses its resources and invests appropriately in the production and marketing of products that represent significant value to its customers.

“Our entire ESK Ceramics management team as well as the rest of the Ceradyne organization is focused on the challenges of the global economic downturn. Our plan is to continue to “right-size” our company without compromising our dedication to manufacturing high-quality products at the lowest possible costs and emerge from this recession as a more efficient company.”

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information can be found at the Company’s web site:  www.ceradyne.com.

Except for the historical information contained herein, this press release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as "anticipates," "believes," "plans," "expects," "intends," "future," and similar expressions are intended to identify forward-looking statements. These risks and uncertainties are described in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008, and its Quarterly Reports on Form 10-Q, as filed with the U.S. Securities and Exchange Commission. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date thereof.
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